EXHIBIT D
                         FUNDS SUBJECT TO THIS AGREEMENT

1.    Acadian Emerging Markets Portfolio
2.    AIG Money Market Fund
3.    Analytic Global Long-Short Fund
4.    Analytic Short-Term Income Fund
5.    Cambiar Opportunity Fund
6.    Cambiar International Equity Fund
7.    Cambiar Conquistador Fund
8.    Edgewood Growth Fund
9.    FMA Small Company Portfolio
10.   FMC Select Fund
11.   FMC Strategic Value Fund
12.   Haverford Quality Growth Stock Fund
13.   HGK Equity Value Fund
14.   ICM Small Company Portfolio
15.   LSV Equity Value Fund
16.   McKee International Equity Portfolio
17.   Rice Hall James Small/Mid Cap Portfolio
18.   Rice Hall James Micro Cap Portfolio
19.   Rice Hall James Mid Cap Portfolio
20.   Sterling Capital Small Cap Value Fund
21.   TS&W Equity Portfolio
22.   TS&W Fixed Income Portfolio
23.   TS&W International Equity Portfolio
24.   WHG Income Opportunity Fund
25.   WHG SMidCap Fund
26.   WHG LargeCap Value Fund